EXHIBIT 12.01

                   Commercial Credit Company and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges

                           ALL COMPANIES CONSOLIDATED
                            (In millions of dollars)

                                                 Year ended December 31,
                                     ----------------------------------------------
                                      1997      1996      1995      1994      1993
-----------------------------------------------------------------------------------
Income from continuing operations
  before income taxes and minority
  interests                          $369.8    $297.0    $334.0    $363.9    $467.9

Elimination of undistributed
  equity earnings                     (0.7)     (0.8)     (1.3)     (1.9)    (26.8)

Pre-tax minority interest               --        --        --     (20.0)    (32.3)

Add:
  Interest                            574.1     475.5     463.5     402.8     363.7
  Interest portion of rentals          10.4       9.4       9.6      10.9      11.2
-----------------------------------------------------------------------------------
Income available for fixed charges   $953.6    $781.1    $805.8    $755.7    $783.7
===================================================================================
Fixed charges:
  Interest                           $574.1    $475.5    $463.5    $402.8    $363.7
  Interest portion of rentals          10.4       9.4       9.6      10.9      11.2
-----------------------------------------------------------------------------------
Fixed charges                        $584.5    $484.9    $473.1    $413.7    $374.9
===================================================================================
Ratio of earnings to fixed charges    1.63x     1.61x     1.70x     1.83x     2.09x
===================================================================================